EXHIBIT 10.1

Executive Officer Compensation Arrangements (2006 Salaries)

The following summarizes the certain compensation arrangements established between NeuroMetrix, Inc. (the “Company”) and the executive officers through verbal agreements.

On March 7, 2006, the Compensation Committee of the Board of Directors of the Company determined the following compensation information for certain executive officers of the Company regarding base salary levels for 2006. This compensation information is as follows:

Name	Title	2006 Salary
Shai N. Gozani, M.D., Ph.D.	Chairman, President and Chief Executive Officer	$262,500
Gary L. Gregory	Chief Operating Officer	$246,750
W. Bradford Smith	Chief Financial Officer	$231,000
Guy Daniello	Senior Vice President of Information Technology	$190,181
Michael Williams, Ph.D.	Senior Vice President of Engineering	$198,450